NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Joseph V. Taranto to Remain as Chairman of Everest Re Group, Ltd.

HAMILTON, Bermuda – June 20, 2013 -- Everest Re Group, Ltd. (NYSE: RE) announced today that Mr. Taranto, at the request of the Company’s Board of Directors, has agreed to continue as Chairman of the Board, following his retirement from the position of Chief Executive Officer, effective January 1, 2014.

As previously announced, Dominic Addesso will succeed Mr. Taranto as the Company’s new Chief Executive Officer. Mr. Taranto, subject to annual election to the Board by the Company’s shareholders, will serve as Chairman for a three year term ending December 31, 2016.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said "It’s been great building the Everest franchise for the last two decades.  I am most pleased to be able to continue to support Dom and the Company after year end in our plans for future growth."

Mr. Dominic J. Addesso, President, stated, “Joe has done a great job making Everest one of the most formidable reinsurers in the world.  It’s terrific that I will have the benefit of his experience and relationships when I become Chief Executive Officer in 2014.”

About Everest Re Group, Ltd.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.